Exhibit 99.1

Professional Holding Corp. Reports Second Quarter Results

Quarterly Net Income of $3.1 Million as Assets Top $2.0 Billion

Coral Gables, Fla., July 27, 2020 – Professional Holding Corp. (the “Company”) (NASDAQ:PFHD), the parent company of Professional Bank (the “Bank”), today reported net income of $3.1 million, or $0.22 per diluted share for the second quarter of 2020 compared to a net loss of ($1.3 million) for the first quarter of 2020, and income of $0.5 million or $0.08 per diluted share for the second quarter of 2019.  For the first six months of 2020, net income totaled $1.8 million, or $0.15 per diluted share, compared to net income of $0.9 million, or $0.14 per diluted share for the same period of 2019.

“I am proud of our team which continues to perform and adapt to the COVID-19 pandemic” said Daniel R. Sheehan, Chairman and Chief Executive Officer.  “We remain committed to the welfare of our employees, clients, and the South Florida community by taking steps to safely remain open assisting existing clients and helping new ones.  The Company issued $225.6 million of funds to small businesses through the Paycheck Protection Program (“PPP”), where our average loan amount was $152,616 and median loan was $44,650”.  Chief Financial Officer Mary Usategui commented that the Company realized efficiencies related to the successful integration of Marquis Bancorp. (“MBI”) which led to a profitable second quarter.

Results of Operations:

For the second quarter of 2020:

•	Net interest income was $16.3 million, an increase of $9.5 million, or 139.7%, compared to the same period in 2019.
•

For the current quarter, net income was $3.1 million compared to $0.5 million for the same period in 2019. Pre-Tax Pre-Provision net income (non-GAAP, see Explanation of Certain unaudited non-GAAP Financial Measures) was $5.7 million for the current quarter, an increase of $6.1 million compared to a loss of ($0.6) million in the previous quarter, and 375% increase compared to the $1.2 million during the same period in 2019.

•	Noninterest income totaled $1.0 million for the second quarter 2020 unchanged from the second quarter 2019.
•

Noninterest expense totaled $11.5 million, an increase of $5.0 million, or 76.9%, compared to the same period in 2019. Increases in employee headcount and MBI acquisition expenses were primarily responsible for the increase.

Financial Condition:

At June 30, 2020:

•

Total assets increased to $2.0 billion, an increase of $0.3 billion, or 17.6%, compared to March 31, 2020 primarily due to SBA Paycheck Protection Program (PPP) funding.  New loan originations were $62.6 million for the quarter, compared to $65.2 million the prior quarter, excluding PPP loans.  Net new, non-PPP loan growth was relatively flat, with a modest $2.0 million increase.

•

Net loans increased to $1.6 billion, an increase of $0.3 billion, or 23.1%, compared to March 31, 2020 and an increase of $0.8 billion or 128.6% compared to June 30, 2019.  We experienced growth across all loan types due to new organic origination and the MBI merger in the first quarter.

•	Nonperforming assets totaled $6.2 million compared to $4.0 million at March 31, 2020 and $1.1 million at June 30, 2019.
•	The Company maintained its strong capital position. As of June 30, 2020, the Company was well-capitalized with a total risk-based capital ratio of 15.9%, and a leverage capital ratio of 10.5%.

COVID-19 Operational Response and Bank Preparedness:

•

In early March 2020, the Company began preparing for potential disruptions and government limitations of activity relating to the COVID-19 pandemic.  Preparations included: (i) conducting COVID-19 testing, (ii) publishing a “work from home” guide, (iii) phasing in remote operations with a focus on employee safety, redundancy, and business continuity, and (iv) hardware upgrades.  The hardware upgrades included increased mobile/laptop capabilities, increased VPN licenses & bandwidth, and expanded technologies for video and conference line functionality.

•

The Company issued multi-level communications including the reinforcement of best practices with staff and clients about business and safety precautions and escalation procedures.  Steps were taken to reduce branch traffic; additionally, all non-client facing employees are working remotely.

•

Policies and Procedures have been established to (i) take immediate precautionary steps with any exposed employees and (ii) for the eventual safe and orderly return to the office.  The policy and procedures incorporate social distancing and alternating in-office schedules.  Branches are given regularly scheduled deep cleanings to ensure workspaces are safe for our employees and clients.

•

The Company participated in the PPP and processed/closed/funded 1,478 small business loans representing over $225 million in relief proceeds.  These loans were subsequently pledged to the Federal Reserve as part of the Paycheck Protection Program Liquidity Facility (PPPLF).  The PPPLF pledged loans are non-recourse to the Bank.

•	The Company added an online PPP application form and automated the PPP loan closing documentation process.
•

As of July 10, 2020, we have reviewed and processed 181 debt service relief requests in accordance with Interagency guidelines published on March 13, 2020.  As currently interpreted by the agencies, the guidelines assert that short-term modifications made in good faith for reasons related to the COVID-19 pandemic to borrowers who were current prior to such relief are not considered troubled debt restructurings. These modifications include deferrals of principal and interest, modification to interest only, and deferrals to escrow requirements. The modifications have varying terms up to six months.  As of July 10, 2020, 13.1% of all loans have been approved for modification.  Payment deferrals represent 7.6% of all loans and are comprised of 62 residential real estate loans totaling $43.4 million, 16 loans secured by owner occupied commercial real estate totaling $21.2 million, 20 loans collateralized by non-owner occupied commercial real estate totaling $36.2 million and 5 commercial and industrial loans totaling $2.6 million.

PROFESSIONAL HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands, except per share data)

	June 30,	December 31,
	2020	2019
ASSETS
Cash and due from banks	$38,034	$21,408
Interest-bearing deposits	215,007	150,572
Federal funds sold	39,444	26,970
Cash and cash equivalents	292,485	198,950
Securities available for sale, at fair value	105,213	28,441
Securities held to maturity (fair value June 30, 2020 – $1,652, December 31, 2019 – $224)	1,635	214
Equity securities	995	971
Loans, net of allowance of $9,045 and $6,548 as of June 30, 2020 and December 31, 2019, respectively	1,559,861	785,167
Federal Home Loan Bank stock, at cost	4,291	2,994
Federal Reserve Bank stock, at cost	4,745	2,074
Accrued interest receivable	5,495	2,498
Premises and equipment, net	5,300	4,307
Bank owned life insurance	17,113	16,858
Deferred tax asset	6,901	1,859
Goodwill	14,728	—
Core deposit intangibles	3,783	—
Other assets	9,207	8,808
	$2,031,752	$1,053,141
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – non-interest bearing	$495,086	$184,211
Demand – interest bearing	763,108	599,318
Time deposits	258,249	109,344
Total deposits	1,516,443	892,873
Federal Home Loan Bank advances	65,077	55,000
Subordinated debt	9,932	—
Official checks	4,439	6,191
Line of credit	—	9,999
PPP loan advances	218,080	—
Accrued interest and other liabilities	15,347	9,776
Total liabilities	1,829,318	973,839
Commitments and contingent liabilities
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—
Class A Voting Common stock, $0.01 par value; authorized 50,000,000 shares, issued 13,252,745 and outstanding 12,692,451 shares as of June 30, 2020 and authorized 50,000,000 shares, issued 5,360,262 and outstanding 5,115,262 shares at December 31, 2019	132	53
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized,752,184 shares issued and outstanding at June 30, 2020 and December 31, 2019	7	7
Treasury stock, at cost	(9,132)	(4,155)
Additional paid-in capital	202,438	77,019
Retained earnings	8,265	6,451
Accumulated other comprehensive gain (loss)	724	(73)
Total stockholders’ equity	202,434	79,302
	$2,031,752	$1,053,141

PROFESSIONAL HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)

(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Interest income
Loans, including fees	$17,897	$8,712	$27,912	$16,787
Taxable securities	438	161	660	332
Dividend income on restricted stock	131	70	210	127
Other	56	555	760	1,024
Total interest income	18,522	9,498	29,542	18,270

Interest expense
Deposits	1,617	2,398	4,243	4,411
Federal Home Loan Bank advances	287	269	565	507
Other borrowings	327	—	382	—
Total interest expense	2,231	2,667	5,190	4,918

Net interest income	16,291	6,831	24,352	13,352
Provision for loan losses	1,750	495	2,595	382
Net interest income after provision for loan losses	14,541	6,336	21,757	12,970

Non-interest income
Service charges on deposit accounts	307	281	529	357
Income from Bank owned life insurance	126	85	255	142
Gain on sale of securities	11	3	15	3
Other	524	554	1,025	781
Total non-interest income	968	923	1,824	1,283

Non-interest expense
Salaries and employee benefits	6,912	4,558	12,175	8,872
Occupancy and equipment	1,081	602	1,855	1,123
Data processing	421	162	597	324
Marketing	151	133	288	272
Professional fees	806	307	1,161	582
Acquisition expenses	560	—	2,223	—
Regulatory assessments	300	145	514	307
Other	1,317	630	2,221	1,567
Total non-interest expense	11,548	6,537	21,034	13,047

Income before income taxes	3,961	722	2,547	1,206
Income tax provision	830	223	733	352
Net income	3,131	499	1,814	854

Earnings (loss) per share:
Basic	$0.23	$0.08	$0.16	$0.14
Diluted	$0.22	$0.08	$0.15	$0.14

Other comprehensive income:
Unrealized holding gain (loss) on securities available for sale	743	215	1,067	483
Tax effect	(188)	(54)	(270)	(122)
Other comprehensive gain (loss), net of tax	555	161	797	361
Comprehensive income (loss)	$3,686	$660	$2,611	$1,215

Capital

The Company’s capital position remained strong as of June 30, 2020, with a total risk-based capital ratio of 15.9%, and a leverage capital ratio of 10.5%.  The total risk-based capital ratio was 12.3% at December 31, 2019 and 14.1% at June 30, 2019 and the leverage capital ratio was 7.8% at December 31, 2019 and 9.6% at June 30, 2019.  Each of the Company’s capital ratios remain well in excess of regulatory requirements.

On March 2, 2020, the Company’s Board of Directors authorized the purchase from time to time of up to $10 million of the Company’s Class A Common Stock.  Under this program, shares may be repurchased in privately negotiated and/or open market transactions, including under plans complying with Rule 10b5-1 under the Exchange Act.  As of June 30, 2020, purchases totaling $5.0 million at an average price of $15.79 had been made under this program.  Purchases during the quarter totaled $2.9 million or 182,097 shares. The Company has not made any repurchases since May 18, 2020.

Liquidity

The Company maintains a strong liquidity position. At June 30, 2020, in addition to its balance sheet liquidity, the Company had the ability to generate approximately $194.3 million in additional liquidity through available resources.

Net Interest Income and Net Interest Margin Analysis

The following table shows the average outstanding balance of each principal category of the Company’s assets, liabilities and shareholders’ equity, together with the average yields on assets and the average costs of liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the respective periods.

	For the Three Months Ended June 30,
	2020			2019
	Average	Interest		Average	Interest
	Outstanding	Income/	Average	Outstanding	Income/	Average
(Dollars in thousands)	Balance	Expense(4)	Yield/Rate	Balance	Expense(4)	Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$170,658	$44	0.10%	$65,671	$403	2.49%
Federal funds sold	32,965	12	0.15%	23,723	152	2.60%
Federal Reserve Bank stock, FHLB stock and other corporate stock	7,598	131	6.93%	4,291	70	6.62%
Investment securities	109,338	438	1.61%	28,930	161	2.26%
Loans(1)	1,501,590	17,897	4.79%	673,884	8,712	5.24%
Total interest earning assets	1,822,149	18,522	4.09%	796,499	9,498	4.84%
Noninterest earning assets	102,663			47,026
Total assets	1,924,812			843,525
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	994,972	1,617	0.65%	543,668	2,398	1.79%
Borrowed funds	230,516	614	1.07%	45,055	269	2.42%
Total interest-bearing liabilities	1,225,488	2,231	0.73%	588,723	2,667	1.84%
Noninterest-bearing liabilities
Noninterest-bearing deposits	475,613			162,269
Other noninterest-bearing liabilities	19,540			12,438
Shareholders’ equity	204,171			80,095
Total liabilities and shareholders’ equity	$1,924,812			$843,525
Net interest spread(2)			3.36%			3.00%
Net interest income		$16,291			$6,831
Net interest margin(3)			3.60%			3.48%

(1)	Includes nonaccrual loans.
(2)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest-bearing liabilities.
(3)	Net interest margin is a ratio of net interest income to average interest earning assets for the same period.
(4)	Interest income on loans includes loan fees of $891 thousand and $148 thousand for the three months ended June 30, 2020 and 2019, respectively.

Provision for Loan Losses

The Company’s provision for loan losses amounted to $1.8 million for the second quarter of 2020 compared to $0.5 million for the second quarter of 2019.  The increased provision was intended to address the elevated credit risk levels related to the COVID-19 pandemic.  The Company’s allowance for loan losses as a percentage of total loans (excluding PPP loans) was 0.67% at June 30, 2020, compared to 0.55% at March 31, 2020.  When taking into consideration the purchase accounting marks on the MBI loan portfolio our allowance for loan losses as a percentage of total loans (excluding PPP loans) would be approximately 1.95% (non-GAAP, see Explanation of Certain unaudited non-GAAP Financial Measures).

Investment Securities

The Company’s investment portfolio increased by $83.8 million, or 349.2%, from $24.0 million at June 30, 2019 to $107.8 million at June 30, 2020.  The investment of a portion of the proceeds from the Company’s initial public offering is the primary reason for this increase. The Company invested these proceeds into liquid assets to provide more liquidity to fund loan growth, as well as securities available for sale. To supplement interest income earned on the Company’s loan portfolio, the Company invests in high quality mortgage-backed securities, government agency bonds, corporate bonds, community development district bonds and equity securities (including mutual funds).

Loan Portfolio

The Company’s primary source of income is derived from interest earned on loans. The Company’s loan portfolio consists of loans secured by real estate as well as commercial business loans, construction and development loans, and other consumer loans. The Company’s loan clients primarily consist of small to medium sized businesses, the owners and operators of those businesses, and other professionals, entrepreneurs and high net worth individuals. The Company’s owner-occupied and investment commercial real estate loans, residential construction loans, and commercial business loans provide higher risk-adjusted returns, shorter maturities, and more sensitivity to interest rate fluctuations and are complemented by the relatively lower risk residential real estate loans to individuals. The Company’s lending activities are principally directed to the Miami-Dade MSA. The following table summarizes and provides additional information about certain segments of the Company’s loan portfolio as of June 30, 2020:

	June 30, 2020		December 31, 2019
(Dollars in thousands)	Amount	Percent	Amount	Percent
Commercial real estate	$704,947	44.8%	$270,981	34.2%
Owner Occupied	259,345	—	112,618	—
Non-Owner Occupied	445,602	—	158,363	—
Residential real estate	388,613	24.6%	342,257	43.2%
Commercial	393,020	24.9%	129,477	16.3%
Construction and development	76,684	4.9%	41,465	5.2%
Consumer and other loans	13,281	0.8%	8,287	1.1%
Total loans	$1,576,545	100.0%	$792,467	100.0%
Unearned loan origination (fees) costs, net	(7,639)		(752)
Allowance for loan losses	(9,045)		(6,548)
Loans, net	$1,559,861		$785,167

Non-Performing Assets

As of June 30, 2020, the Company had nonperforming assets of $6.2 million, or 0.30% of total assets compared to nonperforming assets of $4.0 million, or 0.26% of total assets at March 31, 2020.

The Company learned on July 15, 2020 that one of its borrowers, Coex Coffee International Inc. (“Coex”), filed a Petition Commencing an Assignment for the Benefit of Creditors in the Circuit Court of the 11th Judicial Circuit in Miami-Dade County, Florida.  Coex is primarily in the business of purchasing and selling green coffee beans.  Coex has financed its business through various credit facilities from ten financial institutions totaling $191.9 million.  The Company currently has a total of thirty-one (31) advances for the purchase of coffee from growers for periods of up to 90 days with an aggregate outstanding balance of $12.4 million.  However, $4.1 million has been participated out without recourse to another financial institution leaving the Company with a current balance of $8.3 million.  The loans are required to be over-collateralized.  While at the time of petition, the advances were current, through court documents and legal inquiry (by the Company’s counsel), the Company is presently investigating the status of its security and collateral.  The situation remains fluid and as more information is obtained by the Company, we will evaluate the status and reserve associated with this loan.

Allowance for Loan and Lease Losses (“ALLL”)

The Company’s allowance for loan losses was $9.0 million at June 30, 2020, compared to $7.4 million at March 31, 2020, an increase of $1.6 million or 21.6%.  The increased size of the Company’s loan portfolio and the anticipated economic stress on the Company’s customers resulting from the actual and projected effects of COVID-19 were primarily responsible for this increase.  At March 31, 2020, the Company had an allowance for loan losses to total gross loans (net of overdrafts) ratio of 0.55%. At June 30, 2020, the Company’s allowance for loan losses was 0.67% of total gross loans (net of overdrafts and excluding PPP loans) and provided coverage of 146.5% of nonperforming loans.

Explanation of Certain unaudited non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), including adjusted net income and adjusted net income per share, which we refer to “non-GAAP financial measures.” The table below provides a reconciliation between these non-GAAP measures and net income and net income per share, which are the most comparable GAAP measures.

Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these measures are useful supplemental information that can enhance investors’ understanding of the Company’s business and performance without considering taxes or provisions for loan losses and can be useful when comparing performance with other financial institutions. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.

Reconciliation of non-GAAP Financial Measures

	Three Months Ended June 30,		Three Months Ended	Six Months Ended June 30,
	2020	2019	March 31, 2020	2020	2019
Adjusted net income (non-GAAP)
Net income (GAAP)	$3,131	$499	$(1,317)	$1,814	$854
Less: income tax provision (benefit)	830	223	(97)	733	352
Less: provision loan losses	1,750	495	845	2,595	382
Adjusted net income (non-GAAP)	$5,711	$1,217	$(569)	$5,142	$1,588
Adjusted net income per share (non-GAAP)
Earnings per share (GAAP)	$0.23	$0.08	$(0.14)	$0.16	$0.14
Effect of non-GAAP adjustments	0.19	0.12	0.08	0.29	0.12
Adjusted net income per share (non-GAAP)	$0.43	$0.21	$(0.06)	$0.45	$0.27

6/30/2020
Total Loans (less PPP loans)	1,352,556
Allowance for Loan Loss	9,045
GAAP: Allowance for Loan Loss as a % of Total Loans (excluding PPP loans)	0.67%
Purchase Accounting Loan Marks	17,696
Total Loans (less PPP and excluding loan marks)	1,370,252
Non-GAAP: Loan Marks + Allowance / Total Loans (excluding PPP loans and loan marks)	1.95%

Additional Materials

There is also a slide presentation with supplemental financial information relating to this release that can be accessed at https://myprobank.com/ir/.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements contained in this presentation that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements preceded by, followed by or including words such as  “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should” and similar expressions.  Forward looking statements represent the Company’s current expectations, plans or forecasts and involve significant risks and uncertainties.  Several important factors could cause actual results to differ materially from those in the forward-looking statements.   Those factors include, without limitation, current and future economic and market conditions, including those that could impact credit quality and the ability to generate loans and gather deposits; the duration, extent and impact of the COVID-19 pandemic, including the governments’ responses to the pandemic, on our and our customers’ operations, personnel, and business activity (including developments and volatility), as well as COVID-19’s impact on the credit quality of our loan portfolio and financial markets and general economic conditions; the effects of our lack of a diversified loan portfolio and concentration in the South Florida market; the impact of current and future interest rates and expectations concerning the actual timing and amount of interest rate movements; competition; our ability to execute business plans; geopolitical developments; legislative and regulatory developments; inflation or deflation; market fluctuations; natural disasters (including pandemics such as COVID-19); potential business uncertainties related to the integration of Marquis Bancorp (MBI), including into our operations critical accounting estimates; and other factors described in our Form 10-K for the year ended December 31, 2019, Form 10-Q for the fiscal quarter ended March 31, 2020 and other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any of the forward-looking statements included herein to reflect future events or developments or changes in expectations, except as may be required by law.

About Professional Holding Corp. and Professional Bank:

Professional Holding Corp. (NASDAQ:PFHD), is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, other professional entrepreneurs and high net worth individuals. Professional Bank currently operates through a network of nine locations in the regional areas of Miami, Broward, and Palm Beach counties. It also has a Digital Innovation Center located in Cleveland, Ohio. For more information, visit www.myprobank.com. Member FDIC. Equal Housing Lender.